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                                                                    EXHIBIT 99.1


                      [BOYD GAMING CORPORATION LETTERHEAD]

                      ------------------------------------

                             FOR IMMEDIATE RELEASE

                    FINANCIAL CONTACT:       MEDIA CONTACT
                    ELLIS LANDAU             ROB STILLWELL
                    (702) 792-7210           (702) 792-7353



                    BOYD GAMING TO ACQUIRE BLUE CHIP CASINO

                ACQUISITION MARKS BOYD GAMING'S TWELFTH PROPERTY
                      AND ENTRY INTO INDIANA GAMING MARKET

LAS VEGAS, NV AND MICHIGAN CITY, IN -- JUNE 28, 1999 -- Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement to acquire Blue Chip Casino, a riverboat casino in Michigan City, Indiana for $255 million in cash. In addition, the Company will acquire a hotel and parking facility, currently under construction and attached to the existing casino complex, for $18.5 million. The purchase price of $255 million is less than four times Blue Chip's latest twelve months operating cash flow.

The acquisition is significantly accretive for Boyd Gaming. Based on Blue Chip's trailing results, the acquisition would have added approximately
$0.30 per share to Boyd Gaming's earnings, which were $0.55 per share, before one-time items, for the twelve months ended March 31, 1999.

Funding for the acquisition will come from the Company's new $600 million bank credit facility. The transaction is expected to close in the fourth quarter of 1999 and is subject to regulatory approvals, including the Indiana Gaming Commission, and other customary closing conditions.



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BOYD LOGO

PAGE TWO -- BOYD GAMING TO ACQUIRE BLUE CHIP CASINO


William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming Corporation said, "This acquisition is significant in what it does for the size and diversity of our Company's operating cash flow. Blue Chip will be our twelfth property in our eighth distinct market, broadening our already diversified portfolio. Combining Blue Chip's and our properties' current levels of operating cash flow, the total would be in the $300 million range, over 25% above the existing level at our properties. And because we are acquiring strong cash flow at an attractive multiple, we believe our credit statistics will remain strong."

Mr. Boyd continued, "Blue Chip is a successful property with great people and will be an excellent fit into our organization and culture. We look forward to getting to know the fine people in and around Michigan City, and, as is the case in other jurisdictions where we operate, we want to continue Blue Chip's tradition of being an important member in the Michigan City community."

Kevin F. Flynn, Blue Chip's Chairman and Chief Executive Officer commented, "I am proud of what we have built and accomplished at Blue Chip in the past two years. I am pleased that our employees, customers, Michigan City and the State of Indiana will have the fine Boyd Gaming organization at Blue Chip's helm in the future."

Blue Chip opened in August 1997 as one of five riverboats authorized to operate in Indiana along Lake Michigan. The three-deck riverboat contains approximately 37,000 square feet of gaming space, 1,330 slot machines and 58 table games. The 32-acre site includes a pavilion, with two restaurants and meeting and banquet space, and ample parking.

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BOYD LOGO

PAGE THREE -- BOYD GAMING TO ACQUIRE BLUE CHIP CASINO

This press release contains forward-looking information, including comments relating to the beneficial aspects of the acquisition, the future earnings prospects for Blue Chip, the projected operating cash flow for the Company's properties after the acquisition, and the effect of the acquisition on the Company's credit statistics. Such forward-looking statements are subject to change, and actual results may differ materially from those described in such forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the transition period ended December 31, 1998.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner or operator of 11 casino entertainment properties located in Nevada, Mississippi, Illinois and Louisiana. The Company is developing "The Borgata," a $750 million casino resort, on the H-Tract in the Marina district of Atlantic City, in partnership with Mirage Resorts, Incorporated.

Boyd Gaming press releases are available by facsimile through Company News On-Call (800) 758-5804, extension 104550, or at http://www.prnewswire.com. Additional news and information on Boyd Gaming can by found at http://www.boydgaming.com.


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